Exhibit 99.3

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000    F: (86-10) 5809 1100

December 28, 2022

To：

YishengBio Co., Ltd

PO Box 309, Ugland House,

Grand Cayman, KY1-1104,

Cayman Islands

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, rules, judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (the “PRC Laws”). We have acted as PRC legal advisor for YishengBio Co., Ltd (“YS Biopharma”), an exempted company incorporated under the laws of the Cayman Islands, in connection with (i) the transactions contemplated under the Business Combination Agreement dated September 29, 2022 (the “Business Combination Agreement”) by and among the Yisheng Biopharma, Oceanview Bioscience Acquisition Co., Ltd., Hudson Biomedical Group Co., Ltd. (together with Oceanview Bioscience Acquisition Co., Ltd., the “Merger Subs”), and Summit Healthcare Acquisition Corp. (the “SPAC”), and (ii) the registration statement on Form F-4 filed by Yisheng Biopharma with the U.S. Securities and Exchange Commission (the “SEC”) on December 28, 2022 (the “Registration Statement”).

In rendering this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this opinion (the “Documents”). Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by the Government Agencies (as defined below) having jurisdiction over the relevant PRC Entities (as defined below) and the governmental authorities having jurisdiction over Yisheng Biopharma, Yisheng Biopharma, the PRC Entities, the Merger Subs and the SPAC and appropriate representatives thereof. In delivering this opinion, we have made the following assumptions:

(a)	that the Business Combination Agreement is legal, valid, binding and enforceable in accordance with their respective governing laws;

(b)	that the Documents submitted to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action except as otherwise indicated in such Documents;

(c)	that the Documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the Documents submitted to us are genuine;

(d)	that the Documents have been validly authorized, executed or delivered by all of the entities thereto and such entities to the Documents have full power and authority, to enter into, and have duly executed and delivered such documents; and

(e)	that all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents submitted to us and the Business Combination Agreement have been obtained or made, and are in full force and effect as of the date hereof.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each document we have reviewed (including, without limitation, the truthfulness, accuracy and completeness of the representations and warranties of all parties to the Business Combination Agreement). Except to the extent expressly set forth herein or as we otherwise believe to be necessary to this opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Yisheng Biopharma, the Merger Subs, the SPAC and the PRC Entities or the rendering of this opinion.

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of Yisheng Biopharma, the Merger Subs and the SPAC. For the avoidance of doubt, except for the opinions explicitly provided under the caption “Section II Opinions” of this opinion, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

This opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of the Government Agencies or the PRC courts.

Section I Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“Company Disclosure Letter”	has the meanings in the Business Combination Agreement, as updated before the Closing, if applicable.
“Government Agency” or “Government Agencies”

means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization”

means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange on August 8, 2006 and amended on June 22, 2009.

“Material Adverse Effect”

means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon (i) the condition (financial or otherwise), business, properties, results of operations or prospects of the PRC Entities taken as a whole, (ii) the ability of Yisheng Biopharma, the Merger Subs and the SPAC to consummate the transactions contemplated under the Business Combination Agreement, or (iii) any Company Material Adverse Effect and SPAC Adverse Effect as provided in the Business Combination Agreement.

“PRC Entities”	means the PRC entities as listed in Annex A hereto, each of which is a company incorporated under the PRC Laws.

Section II Opinions

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein as well as any matter not disclosed to us, we are of the opinions that on the date hereof:

(i)	Each of the PRC Entities has been duly organized and is validly existing as a limited liability corporation with full legal person status under the PRC Laws. Unless otherwise disclosed in the Company Disclosure Letter or the Registration Statement, the registered capital of each of the PRC Entities has been duly registered and issued in accordance with the PRC Laws and their respective articles of association currently in effect. To the best of our knowledge after due inquiry and as confirmed by Yisheng Biopharma, except as otherwise disclosed in the Company Disclosure Letter or the Registration Statement, all of the equity interests of each of the PRC Entities are free and clear of all liens, pledges, charges, mortgages or any other encumbrances other than those which would not have a Material Adverse Effect.

(ii)	To the best of our knowledge after due inquiry and as confirmed by Yisheng Biopharma, except as otherwise disclosed in the Company Disclosure Letter or the Registration Statement, (a) each of the PRC Entities has obtained all requisite license, permission or approvals for its current business operations in China and made all material declarations and filings necessary for it to own, use, lease, license and operate its assets and to conduct its current business in the manner as described in its business license and articles of association, except such as would not, individually or in the aggregate, result in a Material Adverse Effect, and (b) none of the PRC Entities has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations currently held by the PRC Entities.

(iii)	The current business license and articles of association of each of the PRC Entities comply with the applicable requirements of the PRC Laws and are in full force and effect.

(iv)	To our best knowledge after due inquiries and as confirmed by Yisheng Biopharma, except as otherwise disclosed in the Company Disclosure Letter or the Registration Statement, each of PRC Entities legally owns or otherwise has the legal and valid right to use all of its material tangible and intangible assets and property which are necessary to conduct its business as presently conducted, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

(v)	To the best of our knowledge after due inquiry and as confirmed by Yisheng Biopharma, except as otherwise disclosed in the Company Disclosure Letter or the Registration Statement, none of the PRC Entities has taken any action nor have any steps been taken or legal, governmental or administrative proceedings been commenced for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee in respect of any of the PRC Entities.

(vi)	Except as otherwise disclosed in the Registration Statement, all cash dividends and other distributions duly declared and payable upon the equity interests of the PRC Entities may be converted into foreign currency and freely transferred out of the PRC, without the necessity of obtaining any other Governmental Authorization, provided that the payment and the remittance of such dividends and other distributions outside of the PRC complies with the related procedures required by the relevant PRC Laws and Governmental Authorities, and any applicable tax payable is duly and fully paid.

(vii)	Based on our understanding of the M&A Rules, Yisheng Biopharma or the PRC Entities are not required to apply to the CSRC for its approval of this Business Combination. However, there can be no assurance that any Government Agency will not take a view that is contrary to or otherwise different from our opinions stated herein and we cannot exclude the possibility that the Government Agencies might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals be obtained for the Business Combination.

(viii)	The statements set forth under the caption “Material PRC Tax Considerations” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects. We do not express any opinion herein concerning any law other than PRC tax law.

Section III Consent

We hereby consent to the reference to our name in the Registration Statement and the use of this opinion in, and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion is subject to the following qualifications:

(a)	This opinion is issued only based on the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof, or enforcement thereof, will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	Except for those expressly mentioned hereof, the term “to the best of our knowledge after due inquiry” or the similar expression as used in this opinion means our knowledge of the facts based on the confirmation and documents provided by the PRC Entities, we cannot independently verify the facts reflected by the confirmation provided to us by the PRC Entities, and we do not assume any responsibility for the accuracy, completeness or fairness of statements contained in the confirmation made by the PRC Entities.

(c)	This opinion is intended to be used in the context specifically referred to herein, and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this opinion.

(d)	The enforceability of the relevant documents to which Yisheng Biopharma and any of the PRC Entities is a party may be affected by laws relating to enforceability, bankruptcy, fraudulent transfer, insolvency, moratorium, liquidation, administration, reorganization, reconstruction or otherwise affecting creditors’ rights generally.

(e)	This opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution, or performance of any legal documents that would be deemed as materially mistaken, unconscionable, or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative, or judicial bodies in exercising their authorities in connection with the interpretation, implementation and application of the relevant PRC Laws.

(f)	For the understanding of the PRC Laws and matters not explicitly provided under the current PRC Laws, the understanding, interpretation and implementation of the PRC Laws, and their application to and their effect on the legality, binding effect and enforceability of the Documents, are subject to the discretion of competent Government Agencies.

(g)	Under the PRC legal, administrative, or arbitration system, we have very limited access to the information about the current, pending, or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the PRC Entities, and we are not able to make exhaustive inquiries of the current, pending or threatened legal, administrative or arbitration actions, suits, proceedings or claims, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

This opinion is delivered in our capacity as Yisheng Biopharma’s PRC legal advisor solely for the purpose of the transaction contemplated under the Business Combination Agreement, and may not be used, circulated, quoted or otherwise referred to for any other purpose other than as required by law or regulation, or relied upon by anyone else.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

Annex A List of PRC Entities

No.	Name of the Entities
1.	辽宁依生生物制药有限公司 (Liaoning Yisheng Biopharma Co., Ltd.)
2.	北京依生生物技术有限公司 (Beijing Yisheng Biotechnology Co., Ltd.)

Annex A